KPMG LLP
Chartered Accountants
3rd Floor	Telephone (250) 503-5300
3205 – 32nd Street	Telefax (250) 545-6440
Vernon BC V1T 9A2	www.kpmg.ca
Canada

August 29, 2012

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vampt Beverage USA, Corp. and, under the date of March 26, 2012, we reported on the consolidated financial statements of Vampt Beverage USA, Corp. as of and for the period from January 13, 2011 to December 31, 2011. On June 28, 2012, we were dismissed. We have read Vampt America, Inc’s statements included under Item 4.01 of its Form 8-K/A (Amendment No. 1) dated May 7, 2012, and we agree with such statements.

KPMG LLP